Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS SEPTEMBER SALES

HOUSTON, TX, October 7, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the five-week period ended October 4, 2003 decreased 3.8% as compared to the prior year five-week period ended October 5, 2002, during which comparable store sales decreased 1.8%. Total sales increased 0.6% to $69.2 million from $68.8 million in the prior year period.

The Company stated that its shoe department had a comparable store sales increase during the month, and its accessories, children's, cosmetics, men's and misses sportswear departments performed better than the Company average.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Although our comparable store sales were still negative in September, we did achieve improvement in our performance as compared to last month. Sales benefited from the onset of cooler weather in many of our key market areas towards the end of the month, as our customers showed a heightened interest in our fall merchandise."

Mr. Scarborough added, "On October 2nd, we opened new stores in Austin, Dickinson, Kaufman, San Benito and Selma, Texas, as well as in Cut Off, Lafayette and Slidell, Louisiana. As a group, the opening day sales significantly exceeded our expectations and we continue to be pleased with their current pace of business. Including these 8, we have opened 20 new stores year-to-date. Looking ahead, we are currently planning to open an additional 5 new stores on October 30th, and we plan to open our last 3 new stores of the fiscal year on November 20th, bringing our total new store openings for fiscal 2003 to 28. On October 4th, we closed one store located in Prescott, Arizona, which will be our only store closure for the fiscal year."

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Stage Stores Reports September Sales

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
2nd Quarter	(3.5)	6.5	207.7	207.5
August	(7.3)	4.5	71.5	74.5
September	(3.8)	(1.8)	69.2	68.8
3rd Qtr-To-Date	(5.6)	1.4	140.7	143.3
Year-To-Date	(5.6)	5.3	546.4	557.5

The Company stated that it was releasing its September sales today rather than on Thursday, October 9th, which would have been the Company's customary release date, in order to coordinate with a separate news release issued by the Company today announcing, among other things, a definitive agreement to acquire Peebles Inc. As the other news release contains guidance for the third quarter, the Company believed it was more appropriate to release sales today.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 373 stores in 13 states under the Stage, Bealls and Palais Royal names. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's expectations for the timing and the number of planned new store openings. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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